041 Putnam Global Income Trust, April 30, 2012, Semiannual
Report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					4,754
Class B		  		 	  209
Class C		    		  	  703

72DD2

Class M		     	  	          336
Class R		     	   	           82
Class Y		    		  	1,725

73A1

Class A					0.275
Class B					0.227
Class C	      			        0.228

73A2

Class M	      			        0.258
Class R		 			0.259
Class Y					0.293


74U1

Class A			    	       17,904
Class B				  	  921
Class C					3,215

74U2

Class M					1,272
Class R				  	  311
Class Y					5,341

74V1

Class A					12.59
Class B					12.53
Class C					12.53

74V2

Class M					12.47
Class R					12.56
Class Y					12.59

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.